Lancaster & David Chartered Accountants	Incorporated Partners David E. Lancaster, CA Michael J. David, CA

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Auditors' Report dated May 5, 2003, on the financial statements of Folix Technologies, Inc. as at March 31, 2003 in the Form SB-2 Registration dated December 15, 2003 by the Company when such financial information is read in conjunction with the financial statements referred to in our Report.

/s/ Lancaster & David
Chartered Accountants

Vancouver, Canada
December 15, 2003

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